Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman and Chief Executive Officer

Scott D. Schweinfurth – Executive Vice President, Chief Financial Officer, and Treasurer

Orrin J. Edidin – President

Other Participants

Steven M. Wieczynski – Analyst, Stifel, Nicolaus & Co., Inc.

Dennis I. Forst – Analyst, KeyCorp Investment Banking

Carlo Santarelli – Analyst, Deutsche Bank Securities, Inc.

Mark Strawn – Analyst, Morgan Stanley & Co. LLC

Joseph R. Greff – Analyst, JPMorgan Securities LLC

Todd Eilers – Analyst, ROTH Capital Partners LLC

David B. Katz – Analyst, Jefferies & Co., Inc.

Joel H. Simkins – Analyst, Credit Suisse (United States)

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; welcome to the WMS Industries Fiscal First Quarter earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. As a reminder this conference call is being recorded Monday, November 7, 2011. I would now like to turn the conference over to Mr. Bill Pfund, Vice President, Investor Relations. Please go ahead sir.

William H. Pfund, Vice President-Investor Relations

Thank you, Jason. Welcome everyone to WMS Industries’ Fiscal 2012 First Quarter conference call. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business” and “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, and in our more recent press releases and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, November 7, 2011.

This afternoon Brian Gamache, our Chairman and Chief Executive Officer, will provide an overview of the first quarter results and key milestones; followed by Scott Schweinfurth, our CFO, with further insight on our financial results, and Orrin Edidin, our President, will discuss our progress on product and operational initiatives. We’ll conclude with final comments from Brian. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS today reported total revenues of $156 million and diluted earnings per share of $0.07 for the fiscal 2012 first quarter, inclusive of charges of $0.17 per diluted share. Since our last call in August, we have made significant operational improvements, achieved cost savings as a result of our reorganization and realignment, and begun to receive a greater number of new product approvals…all of which are in line with our expectations. This progress is an encouraging indicator that we’ve reached an inflection point in our performance – with quarterly sequential improvement anticipated in the December 2011 quarter, to be followed by what we expect to be a return to growth over prior-year periods beginning in the second half of fiscal 2012.

We realized meaningful cost savings in the first quarter as a result of the restructuring and realignment actions we reviewed with you in August. These actions realigned our product management and product development structure, and our supply chain functions, while reducing the global headcount by approximately 10% across all departments. We also received initial regulatory approvals for several participation games and more than 30 new, for-sale products, including products previously delayed, as well as approvals for our second and third Portal applications enabled by our WAGE-NET® networked gaming solution. We expect to receive additional jurisdictional approvals for these products by the end of the December quarter, which we expect will put us on a path to resume a more normal flow of product approvals in calendar 2012.

We also noted in this afternoon’s press release, several strategic deals that demonstrate the continuing demand for our innovative products: 1) WMS’ selection by the Alberta Gaming and Liquor Commission to participate in their VLT replacement initiative; 2) signing an agreement with Caesar’s Entertainment to be our launch partner for our exciting new CLUE™ participation game once it is approved later this fiscal year; and 3) the extension of our distribution arrangement with eBet in Australia on a new five-year rolling basis, with the potential to expand into Victoria and Queensland, pending appropriate regulatory approval.

Now let me turn the call over to Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer, and Treasurer

Thanks Brian and good afternoon everyone.

Based on the restructuring and realignment actions we announced in August coupled with government enforcement actions at select casinos in Mexico that began at the end of August, we recorded charges of $0.17 per fully diluted share in the September 2011 quarter. Included in our press release is a supplemental schedule detailing the charges; but in summary, we incurred pre-tax charges of $14 million as follows:

$9.7 million, or $0.12 per diluted share – in line with the level we noted on our August call – related to impairment and restructuring charges, including $5.9 million of separation-related expenses as we reduced our workforce by approximately 10%, coupled with $3.8 million of costs related to our decision to close two locations; and

$4.3 million, or $0.05 per diluted share, associated with the write-down of receivables for a small number of customers in Mexico. The situation in Mexico has been very dynamic, but generally improving in recent weeks. However, we believe it prudent to establish appropriate reserves at September 30, 2011, for certain customers.

Now let’s review our financial performance and trends.

For our first fiscal quarter total global shipments totaled 3,918 units compared to 5,338 units a year ago. Last year’s new unit shipments benefited from strong launch demand for the Bluebird xD™ cabinet. This year, we believe our lower demand resulted from customers’ postponing capital spending in Q1 until they got to the recent G2E® trade show in early October to see the latest WMS products. Gaming machine sales for new casino openings and expansions in the U.S. and Canada increased by about 600 units on a year-over-year basis to approximately 900 units, but were more than offset by lower replacement demand. Replacement new units totaled just over 1,600 units in the US and Canada versus 2,900 units a year ago. Internationally, we sold 1,388 new units or 35% of total global unit shipments compared with 40% of total units a year ago.

Our average selling price was essentially flat with a year ago. Other product sales revenues declined by $1 million year over year, with the decline primarily reflecting lower used gaming machine sales revenues due to lower prices compared with a year ago, mostly offset by higher revenue we recorded from approximately 5,500 conversion kits.

Revenue from gaming operations declined in the September 2011 quarter, principally reflecting the impact directly related to the lack of new participation products. Without new products to refresh our installed base, the average daily revenue declined approximately 6% to $71.70, and our installed footprint of 9,592 units at September 30, 2011, was 7% below the September 30, 2010, level and 3% below June 30, 2011. Other gaming operations revenues were up $1.8 million, primarily due to new online and networked gaming revenues.

Turning to margins, our product sales gross profit margin improved to 50.9% from 48.7% a year ago and also improved relative to the June 2011 quarter. We benefited from the increase in higher-margin conversion kit revenues and cost reductions for our for-sale products. Our focus continues to be on taking costs out of the Bluebird xD and the Bluebird®2 cabinets through continuous improvement initiatives; and significant progress has been made over the last twelve months. We increased the average unit gross margin of Bluebird xD units by 27% year over year, while also improving the average unit gross margin on our Bluebird2 units. As a result of realized cost savings to date and further expected savings throughout the remainder of fiscal 2012, we anticipate a stronger product sales margin in the second half of the fiscal year than in the first half. Our gaming operations margin was 79.1% in the quarter compared with 81.0% a year ago, with the difference primarily attributable to higher licensing costs and incremental start-up costs related to new businesses we entered in fiscal 2011.

Operating margin for the September quarter was significantly impacted by the aggregate 900-basis point impact of impairment, restructuring and other charges. As you analyze the results, you can see in the reported R&D and SG&A expenses, which includes the impact of the additional Mexican bad debt charge of $4.3 million, that we are realizing the initial cost savings from our restructuring and realignment initiatives. These savings are partially offset by the anticipated higher depreciation and amortization expense, which principally results from the depreciation associated with the continued transition of our participation base to Bluebird2 and Bluebird xD units and amortization associated with the investment in developing our networked gaming and online gaming initiatives following their commercialization during the past 12 months. Through September 30, 2011, our capital investment in the transition of our participation footprint to Bluebird2 and Bluebird xD units is about 45% complete.

Our cash flow in the September quarter reflects lower net income including the impact of the impairment and restructuring charges, the continued investment in our gaming operations business resulting from the transition of our installed participation base to new product lines and $27.5 million of stock repurchases leaving $171 million left on our repurchase program, partially offset by $35 million in borrowings under our long-term revolving credit line and higher add-backs for depreciation and amortization and other non-cash charges. Total cash and cash equivalents were $82 million at quarter-end, down from $105 million at the end of the June quarter. Total receivables of $335 million at the end of September were down $32 million from June 30, 2011, primarily due to lower revenues in the period. Total current liabilities at September 30 were down $50 million from June 30, primarily due to timing of payments of accounts payables and payments for income taxes.

As you can tell from the qualitative remarks in our press release and in our prepared remarks for this call, we still expect that revenues for fiscal 2012 will follow the pattern of most prior years where the September quarter is the lowest and revenues build in each subsequent quarter with the June quarter being the strongest of the year. As previously noted, having recently received initial approvals on new participation and for-sale products, coupled with the favorable response by customers to the strength and diversity of products demonstrated at the recent G2E trade show, we expect to achieve a quarterly sequential improvement in total revenues in the December 2011 quarter. With additional new product approvals expected during the remainder of the fiscal year and the cost savings achieved from our restructuring and realignment actions, we expect to achieve further sequential improvements in both revenues and operating margin during the second half of our fiscal 2012 that will also lead to the anticipated resumption of year-over-year growth in the March 2012 and June 2012 quarters. Given the results of our fiscal first quarter and our anticipation of second-quarter growth, we now expect our annual revenue in fiscal 2012 to be modestly below the prior year with a higher year-over-year operating margin. We continue to expect that our growth in the second-half of the fiscal year will be driven by WMS’ improvement initiatives, modest growth in our gaming operations business and the expected improvement in new unit demand related to new casino openings and expansions in calendar 2012.

Finally, given favorable market conditions for borrowers in the syndicated banking market, we recently renegotiated our bank credit facility, which now provides a total credit line of half a billion dollars, consisting of a $400-million revolving credit line provided by 8 banks plus an additional $100-million accordion feature. At our current leverage ratio of less than 1 turn, the spreads over LIBOR interest rates and unborrowed commitment fees declined by 44% and 20%, respectively, and we were able to obtain greater flexibility in financial and non-financial covenants, which should position us well for future growth.

And with that, let me turn the call over to Orrin for his comments.

Orrin J. Edidin, President

Thanks Scott.

In the September quarter, we made significant progress in our development and product management reorganization efforts, including focusing on creating great content across an array of more diverse math models and prioritizing products that meet customers’ near-term needs. Plus we achieved success in realigning our supply chain organization. We have more to do, but our path is clear and we have identified opportunities for further improvement.

By focusing on our strength for creating great games, in this fiscal year we expect to introduce a larger number of underlying new math models – more than we had in aggregate for the last three years – supporting a greater number of new game themes. And, these products clearly respond to customers’ needs in today’s environment.

By developing and producing products that fit customers’ current needs, we are more directly supporting opportunities to maintain and grow our ship share in coming quarters. This is true of both the US and international markets.

We also effected an organizational realignment of our supply chain management. Today, our entire supply chain…sourcing, procurement, planning, production and distribution…is all under the unified leadership of Mike Rutz, who joined WMS in July. His fresh leadership approach and extensive best-practices experience has already invigorated our organization, and our focus on LeanSigma and continuous improvement. We believe there remains meaningful potential for further enhancement of our operational execution and margins.

In our gaming operations business, we have received initial approvals in recent weeks for five innovative new participation games, including THE WIZARD OF OZ™ Journey to Oz™; MONOPOLY™ Party Train™, Pirate Battle®, Leprechaun’s Gold® and BATTLESHIP™, based on the iconic board game of the same name. In the December quarter in those jurisdictions where these games are approved, we are installing to refresh our installed base – replacing those games whose performance has declined over time and are now nearing the end of their performance life. With the focus on refreshing the installed base this quarter, we expect most of these placements will be replacements and not incremental to our footprint in the December 2011 quarter, but they will be the key factor in stabilizing both our footprint and average revenue per day by the end of the quarter. As we continue to receive approvals in other jurisdictions and for additional new games scheduled for launch in the March 2012 and June 2012 quarters, we expect to resume growth in the installed base and average revenue per day in our second fiscal half.

In addition to our renewed focus on our core participation and for-sale businesses, we are also fully nurturing our emergent growth opportunities in Portal applications and in the online arena with JackpotParty.com and Player’s Life® web services.

Our online UK gaming site, JackpotParty.com, continues to add new players while growing its online presence. Based on panel discussions at G2E and various industry news announcements, it is clear that most industry participants are focused on how to approach the online world. We believe we are well positioned to supply our land-based gaming machine customers with proven online, interactive gaming solutions and services. Regarding Player’s Life web services, clearly one of the hits of G2E was our new poker product branded as My Poker™ that includes Player’s Life capabilities. We had enthusiastic interest in this platform from a variety of customers: local and strip casinos in Las Vegas, regional and tribal operators, and international customers. In addition, during the fiscal 2012, we expect to launch additional participation products that will feature the benefits of Player’s Life web services, such as the upcoming CLUE™ and Super Team™ games.

Regarding networked gaming, while still very early in its roll-out, we have increased our presence across the U.S. and Canada; and we just recently had our first installations in international casinos. From approximately 300 networked gaming machines running at 14 locations at the time of our August conference call, we now have our three Portal applications on over 480 gaming machines, and including our WAGE-NET system with Remote Configuration and Download functionality, we are now either in full commercialization or trial at a total of 29 casinos globally on over 700 gaming machines. The enhanced performance that comes from adding Portal applications, measured against similar non-Portal units with the same base game theme in these locations, continues to be extremely encouraging. With three application themes now approved in several jurisdictions and an additional application expected to be approved in the near-future, we expect to continue expanding our presence on casino slot floors around the world. Internationally, our WAGE-NET networking solution with Remote Configuration and Download functionality was recently installed at two casinos in Europe, and we expect to begin to expand that to all of this customer’s casinos in coming months.

In addition to implementing our product and personnel realignment, we also have been busy with several strategic initiatives that we’ve moved forward since our August earnings call.

We recently extended our contract with our Australian distributor, eBet, on a rolling five-year basis, and we have laid a path for the possible extension into Queensland and Victoria, pending appropriate regulatory approvals. eBet has been a terrific partner in establishing our presence in New South Wales, and as we work through the transition to proposed new national regulatory standards in Australia, it’s great to have them as our on-the-ground partner.

We also were recently notified by the Alberta Gaming and Liquor Commission that we were selected to participate in their VLT replacement initiative; and we have signed an agreement with Caesar’s Entertainment to be our launch partner for our new CLUE game, once we receive expected approvals in mid-calendar 2012.

Now let me turn the call over to Brian for some additional perspective.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Orrin.

Over the past several months, by taking actions to address the challenges we faced in fiscal 2011, we are on course to achieve meaningful progress in our operations and resume long-term revenue growth and margin enhancement in the second half of fiscal 2012 and beyond. While not making light of the work still to do during this transition period, we have significant opportunities ahead of us…and we are focused on achieving our cost savings and additional operational improvements, accomplishing a more even flow of product approvals and capturing the revenue potential that exists in our industry. Important opportunities do exist in the quarters and years ahead for growth, both domestically and internationally.

As we prepare to enter calendar 2012, we expect industry-wide demand in the U.S. and Canada from new casino openings, new jurisdictions and casino expansions to double from calendar 2011, including the first casinos in Ohio, Revel’s Atlantic City facility and Native American tribal properties. We expect WMS to achieve our fair share of these new casino floors. And the potential for further growth in calendar 2013 and 2014 exists as a result of the new expansion opportunities here in Illinois with VLTs, the Ohio VLTs at racetracks and VLTs in Italy, along with new jurisdictional growth with the possible early openings in Massachusetts and the replacement demand expected in Canada and Oregon for VLT’s.

Likewise, we continue to see significant longer-term growth in international markets. Although more variable on a quarter-to-quarter basis, with a growing portfolio of products and a smaller existing installed base than in the US, markets like Australia, Asia and Latin America are expected to contribute to continued growth internationally for WMS. WMS will continue to approach each market in an expeditious manner, and if conditions change, we will evolve and adapt to find the proper balance between risk and return.

The approvals for the new for-sale and participation games received in the last two months, coupled with earlier approval of WAGE-NET and our first Portal applications, gives us confidence that the logjam of new products has begun to break and we are moving toward a more normal and ratable schedule of product introductions. While important to both our for-sale business and in capturing our fair share opportunities, the steady flow of innovative new products is particularly critical to our gaming operations business in order to refresh our installed participation footprint near-term and resume growth in both the footprint and average revenue per day.

With each passing quarter, we strengthen and grow our position and success in the online gaming world and with our Portal applications and Player’s Life. As we continue to expand these exciting businesses and monetize their potential, I am highly excited about their ability to dramatically reshape our longer-term revenue and margin capabilities.

The past several quarters have been challenging from a financial results perspective, but we have acted to make the necessary changes to our organization to achieve sustainable future growth. Following our strategic review earlier this year, in addition to refining our product portfolio and pipeline, we also reduced staffing and our cost structure. Those benefits are seen in our first quarter results; even as we also emphasized efforts to retain talented people and hired key people to elevate our future performance. With their fresh eyes and best-practice experience, I have been very pleased with their immediate contributions.

With our creative culture of innovation, our breadth of talent and strategic vision, and our sound financial foundation, we remain confident that WMS is poised to move forward and we expect to be back to full speed ahead in the second half of fiscal 2012.

We’ll be happy to take your questions. Operator.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Steven Wieczynski with Stifel, Nicolaus. Please go ahead.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Hey, good afternoon, guys.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Hi, Steve.

<A – Brian Gamache – WMS Industries, Inc.>: Hi, Steve.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: So when you guys reported back in August and you talked about 3% to 5% revenue growth, I think you gave six kind of assumptions basically as to why you thought it was going to 3% to 5%. Now you’re going back and saying it’s going to be negative year-over-year just after one quarter.

So I understand that the quarter was a little bit tougher than you expected, but of those six assumptions, and I don’t remember them all off the top of my head, but I think they were Class 2 opportunities and international opportunities. Now has any of those changed between August and now?

<A – Brian Gamache – WMS Industries, Inc.>: I think that the quarter turned out to be about as we thought it would. It was a little lighter than we thought from a revenue perspective, Steve. So we’re just really truing up the first quarter for the rest of the year. Everything else that we’ve thought was going to happen in Q2 and the rest of the year, the visibility that we have is about as we thought it would be in August.

But again, Q1 was a little softer than we anticipated. I think that, one of the things, when you get these approvals, these product approvals, and you get an approval, say, in GLI, and you predict the other approval sequentially, it’s typically from month one to month five or six. And so we’re just trying to navigate some of those product approval things as they develop. But I think all in all there hasn’t been a whole lot different in our business since August. It’s just truing up that first quarter.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, got you. And then, second and last question. On the margin side, I guess from my perspective it seems like it would be a little bit difficult here to drive operating margins when your revenue base is still coming down. I guess the question is, on the R&D front, will you guys, will R&D be sacrificed here in order to keep margins up?

<A – Brian Gamache – WMS Industries, Inc.>: No. I can assure you that R&D is the last place we’re going to cut. R&D is basically our umbilical cord to our market share. And it’s in our DNA, and we believe innovation is inherent in our ability to gain share and maintain share. So, no, you won’t see us – all we’ve done here is really restructure the project priority list. And so we’ve put some things on the back burner, but for the most part, we’re still working full steam ahead in our innovation model.

I still continue to believe we have the most talented people in the industry working with us. And fiscal ‘11 was a little bit of a challenge because of our technology and the innovation kind of didn’t get launched and brought to market on time, but a lot of the things that were, are now rolling into fiscal ‘12. I think you’ll see in our second half, Steve, we’ll be back in business here.

But our margins are really a reflection on the mix of business, the average selling price, and our supply-chain initiatives, and we’re making progress in all of those. We’re still getting a healthy ASP. I think when you see the difference in year-over-year in our margin improvements, a lot of that’s not being as visible as we’d like because of the last couple quarters all the write-downs that we’ve taken, the charges we’ve taken. But going forward you’ll see our margins get back to the 53% to 55% over the second half of the year.

<Q – Steven Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, great. Thanks, guys.

Operator: Our next question comes from the line of Dennis Forst with KeyBanc. Please go ahead.

<Q – Dennis Forst – KeyCorp Investment Banking>: Yeah, thank you very much. Good afternoon, all.

<A – Brian Gamache – WMS Industries, Inc.>: Hey, Dennis.

<Q – Dennis Forst – KeyCorp Investment Banking>: Scott, could you go into a little more detail on that write-down of receivables from Mexico, what prompted it and what you’re doing about that, just in more detail?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Sure. At the end of August, there was a tragic fire at a casino in Monterrey, and stemming from that the Mexican – various agencies of the Mexican Government have been looking at safety measures in casinos, import documents related to gaming machines that were brought into the country, because, as you know, there’s casinos that are operating there that are licensed, and there’re some that are not licensed. And we’re generally not doing business with ones that are not licensed, obviously.

But as a result of that, there’ve been a couple of casinos that have shuttered. One, at least, has said that they’re not going to reopen. We’ve been monitoring the situation very carefully, and for a couple of customers we felt it appropriate to set aside some reserve at this point. I would tell you that coming out of this, I think it’s going to be a much more regulated regime down there, so for the long term it will be better. We’re just having, I’ll say, a little bit of a challenge as the government continues enforcement actions there.

<A – Brian Gamache – WMS Industries, Inc.>: And, Dennis, to further that, we issue credit down there on a very careful case-by-case basis, and most of our customers in Mexico are large multinational companies that are publicly traded and are not located, headquartered, in Mexico. And we’ve had a long history with them, particularly in Europe. So we’re not concerned about the Mexican market; we just thought this would be prudent given the few casinos that were taking the initiatives that Scott talked about.

<Q – Dennis Forst – KeyCorp Investment Banking>: Okay. Did you give up trying to recover the machines that were sold? I assume they were either sold on time or you got participation machines down there that you’re not sure you’re going to get back?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Absolutely, Dennis. We have not given up on that, but there’s still process to go through in order to get the machines back. And that was a part of our evaluation on setting up the reserve.

<Q – Dennis Forst – KeyCorp Investment Banking>: Okay, good. Thanks a lot.

Operator: Our next question comes from the line of Carlo Santarelli from Deutsche Bank. Please go ahead.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Hey, guys, how are you?

<A – Brian Gamache – WMS Industries, Inc.>: Hello.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Hey, Carlo.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: I just had two questions. First of all, in the Gaming Ops segment, could you guys maybe – I think that’s really where the biggest delta came for me versus my numbers, and I would assume for most. But could you guys maybe walk through in some granular fashion the changes that maybe we have seen over the past six months within that business, and maybe what we’ll see over the back, I guess, three quarters of this year?

And then a follow-up as to how you were thinking about maybe using some leverage here to buy back some stock, and if you’ve been able to have any conversations with your board around that issue? Thanks.

<A – Brian Gamache – WMS Industries, Inc.>: Okay. So I’m going to go into the Gaming Ops first. I think that if you’re talking about WMS’ gaming performance, it’s just that the games have been out there for an extended period of time; and as you know, the longer they’re out there, the performance drops off.

And so, the ripple effect of that is obviously the game units and the win-per-day drop significantly, and the fact that it’s only dropped off 6% is quite frankly a miracle. But we do have the cavalry on the way. As we mentioned, we’ve got Pirate Battle, Journey to Oz, Leprechaun’s Gold, and BATTLESHIP and MONOPOLY Party Train all out there today, and hopefully by the December quarter they’ll be in all the jurisdictions.

The second half of the year is really where the, I would call it, the tent-pole products start to take hold. In addition to the themes I just mentioned, in Q3 we have Epic MONOPOLY, we have CLUE, Lord of the Rings, Castle King™, Super Team, and Aladdin. And these are all what I would call huge launches for us, and the response we got at G2E gives us great anticipation for the second half of this year, and particularly the Aladdin theme that we have received tremendous feedback from our customers.

So I believe Gaming Ops is well positioned once we get through this next quarter. I would not look for any improvements in Q2; as Scott mentioned, that’s really a replacement market to stabilize the installed base and the win-per-day. And then second half, we should see an uptick in both the footprint and the win-per-day, and that’s what we’re focused on.

Second part about the share buyback, we’ve proven – we’ve bought a lot of stock back; we’ve purchased over 15% of the outstanding shares over the years. We’ll continue to look at opportunities to buy the shares, but we also balance that with growing our business, and we’re a very conservative, fiscally conservative company. We’ve proven that we know how to maintain a solid balance sheet in good times and in bad.

And we’re going to continue to watch for unique opportunities to buy the stock, and also balance it with organic and inorganic growth opportunities to future – to better position us for the future. So, we are all about returning value to the shareholders. We just have to look for the right spots, and we’ll continue to report back to you.

<Q – Carlo Santarelli – Deutsche Bank Securities, Inc.>: Understood. Thanks, Brian.

<A – Brian Gamache – WMS Industries, Inc.>: Okay.

Operator: Our next question comes from the line of Mark Strawn with Morgan Stanley. Please go ahead.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Hi, following up on Carlo’s question a little bit on the Game Ops side, do you have a tangible backlog today for some of those games you referenced just coming out in the next quarter?

<A – Brian Gamache – WMS Industries, Inc.>: Yes, we do.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Is that numbers you could provide there?

<A – Brian Gamache – WMS Industries, Inc.>: We’ve not given guidance on that for quite some time and don’t plan for competitive reasons to do so. But we are very excited about the backlog, and I think that you’ll see some tangible results here in the December and the March quarter.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay. And one quick follow-up, on the new unit shipments, looks like they’ve picked up year-over-year. Can you give us an idea of what jurisdictions those units shipped to?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yes. We shipped games to both of the new properties in Kansas, so the Penn property and the Kansas Star property, and the Miami Jai-Alai, and then also included in that number is expansion. So, it’s new and expansions, so there’s a variety of different expansion opportunities that we shipped units to this quarter.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Okay. Can you give us a rough idea of what share was to those new openings?

<A – Scott Schweinfurth – WMS Industries, Inc.>: Let’s see. Yes, I think the share for the Penn property was at 20%, and the other two were just a little below that.

<Q – Mark Strawn – Morgan Stanley & Co. LLC>: Great. Thank you very much

Operator: Our next question comes from the line of Joseph Greff with JPMorgan. Please go ahead.

<Q – Joseph Greff – JPMorgan Securities LLC>: Hey, everybody. Scott, you’ve mentioned in fiscal ‘12 that you’d expect operating margin improvement. Can you talk about what you’re referring to as the base 2011 operating margin? I’m presuming that’s an EBIT margin, not a gross margin? And then I have a couple of other questions.

<A – Scott Schweinfurth – WMS Industries, Inc.>: I was actually talking about operating margin, and for 2011, I am backing out of that the impairment restructuring and other charges that were incurred in that period. And I’m doing the same thing for 2012, backing out the charges that...

<A – Brian Gamache – WMS Industries, Inc.>: So apples-to-apples, we’re looking at improving our operating margin year-over-year.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Correct.

<Q – Joseph Greff – JPMorgan Securities LLC>: Got you. That’s helpful. And you touched about it in Mark’s question about ship-share to some of these new or expanding markets. What do you estimate, I know that we have IGT reporting tomorrow night, but what do you estimate as your domestic ship share for the quarter?

<A – Brian Gamache – WMS Industries, Inc.>: I think we were probably in the 18% to 20%, Joe, which is about where we thought we’d be.

<Q – Joseph Greff – JPMorgan Securities LLC>: And then what – so, if I’m looking at your fiscal ‘12 revenue estimates, and I’m trying to piece together all the qualitative pieces that you talked about, I’m getting something like high-single-digit, low-double-digit revenue growth, overall revenue growth, second half of fiscal ‘12 versus second half of fiscal ‘11, which to me is kind of a healthy growth rate. I know you have a lot of new products. How much of that is baking in increased ship share from all the stuff that you’re introducing? And if you can help us understand that, that would be helpful?

<A – Brian Gamache – WMS Industries, Inc.>: Actually we are a little bit, probably, gun-shy here because we’ve gone through a pretty tumultuous 12 months. So we are taking a very conservative approach to our guidance and expectations, and we want to get all of our issues behind us before we start celebrating and raising the flag.

But as I said, I do believe we’ve reached the inflection point, and going into the second half of this year and heading into fiscal ‘13, I believe you’ll see us regaining our leadership position and we’ll be guns a-blazing.

<Q – Joseph Greff – JPMorgan Securities LLC>: Great, thanks, guys.

Operator: Okay. [Operator Instructions] Our next comes from the line of Todd Eilers with ROTH Capital Partners. Please go ahead.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Good afternoon, guys.

<A – Brian Gamache – WMS Industries, Inc.>: Hey, Todd.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Hey, Todd.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Scott, question on game sale gross margins, nice improvement in the quarter. I guess kind of a combination question, your conversion kits were also up really well in the quarter. First off, I guess on the conversion kits, did you guys do anything special in the quarter? Were there any special deals, any price increases?

And then secondly, I know those are higher margin items. If we kind of adjust it for kind of more of a quarter that was typical for previous quarters, what would their gross margin have been? I guess I’m trying to get a feel for how much of the gross margin improvement came from strong conversion kits versus cost reductions, et cetera?

<A – Scott Schweinfurth – WMS Industries, Inc.>: I think, Todd, I’d answer that by saying that for the improvement that we saw, that probably 50% of it came from a higher conversion revenue, and the other 50% of it came from lower costs on BBxD and BB2. So it’s kind of a two-pronged approach.

<Q – Todd Eilers – ROTH Capital Partners LLC>: And were there any sort of special deals or price increases or anything like that, or just strong demand?

<A – Brian Gamache – WMS Industries, Inc.>: No, there wasn’t any price increases.

<A – Scott Schweinfurth – WMS Industries, Inc.>: No. We did have some specialty, special deals where we typically in advance of G2E are trying to sop up what the remaining capital is that people have there. And that may have driven some of the demand for the quarter.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. Great. And then second question, you guys mentioned being selected to participate in the Alberta VLT replacement. Can you give us a sense for how many games, I guess, the province is looking to replace, and maybe market share and how many units you expect to supply as part of that?

<A – Brian Gamache – WMS Industries, Inc.>: We can’t. But we can say that it’s a significant opportunity, similar to a new opening of a property type of an opportunity. So we’re just delighted to have been selected to the short list, and we’ll continue to give you information on that as it becomes available.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. And then one last – sorry, go ahead.

<A – Scott Schweinfurth – WMS Industries, Inc.>: They are anticipating replacing their footprint over a period of time.

<A – Brian Gamache – WMS Industries, Inc.>: Right.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay. And then I don’t know if it was – I thought I heard in the closing remarks a mention of the Oregon Lottery. Was that meant to refer to the Alberta, or is Oregon also replacing VLTs?

<A – Brian Gamache – WMS Industries, Inc.>: No. I don’t believe I mentioned Oregon.

<Q – Todd Eilers – ROTH Capital Partners LLC>: Okay, I might have misread that. Sorry. Thanks, guys. Appreciate it.

Operator: Our next question comes from the line of David Katz with Jefferies and Company. Please go ahead.

<Q – David Katz – Jefferies & Co., Inc.>: Hi. Afternoon, all.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Hello.

<Q – David Katz – Jefferies & Co., Inc.>: If I can just ask one detail, when I look at the last press release, I think there were some units included in Game Ops that we didn’t get this time. And I apologize if you’ve already talked about this, but there were – there used to be casino-owned daily fee units, and I don’t see those in the release this time. Are they in this...?

<A – Scott Schweinfurth – WMS Industries, Inc.>: They still exist, David, and they’re not in the Participation installed base.

<A – William Pfund – WMS Industries, Inc.>: They never were in the...

<A – Scott Schweinfurth – WMS Industries, Inc.>: Yeah, they never were in the Participation installed base. And we had opted, when we filed our K, to exclude that disclosure, and so we’ve just carried that forward.

<A – Brian Gamache – WMS Industries, Inc.>: It falls in Other Gaming operating revenue – Other Gaming operations revenue.

<A – Scott Schweinfurth – WMS Industries, Inc.>: Like it always has.

<Q – David Katz – Jefferies & Co., Inc.>: Other Game Ops revenue. Okay, helpful. Second, I just wanted to make sure I’m taking the commentary properly, and not that we should all be focusing on the December quarter. But in terms of the installed base and the win-per-day on it, am I hearing correctly that perhaps the decline in units should either recede or stop in the next quarter? Or are we talking about one more year-over-year or sequential decline before it starts to go back up again?

And I guess the same question regarding the win-per-day. Is the $71 the bottom, or could we have one more decline before it starts going back up, as far as you can tell?

<A – Brian Gamache – WMS Industries, Inc.>: I think that seasonality-wise, Q2 is always a challenge with the holiday season, and so forth. Although Christmas is a great week, the month of December is not a great month.

So, I would guess that I would use the word stabilized, David, to describe what I would look for in Q2. I would look for some of these launches that we’ve already taken out to start to take hold, but I think Q3 is going to be the first quarter that we see any meaningful uptick.

<Q – David Katz – Jefferies & Co., Inc.>: Okay. And I wanted to ask one last one about R&D. And just thinking about the balance between managing costs and making sure that we’re being efficient with it, and the issue of really getting new product traction back again, which I presume would be to some degree in part a function of R&D spending, what updated thoughts do you have about your R&D management strategy?

<A – Orrin Edidin – WMS Industries, Inc.>: Well, I think it really goes to how judiciously you apply certain functionality, particularly as it relates to networked gaming, across your entire product line, your bread-and-butter product line, your Gaming Operations products, and the dependencies that we have on timely introductions.

Brian referred to ratable introductions of new titles, and that’s something we’re really emphasizing. And to extent we may have to de-scope certain functionality from certain products, it doesn’t impact our R&D road map, the R&D investments that we’re making, or anything else. Obviously it has to be balanced against the business, but as Brian pointed out, those investments are being maintained as the key to our innovation in the future.

<A – Brian Gamache – WMS Industries, Inc.>: I think hindsight being 20/20, David, we wouldn’t have been as aggressive in rolling all this technology out and all these platforms out at once. We’d have done it in a more manageable approach, and we’ve learned our lesson. But I think when you look at an aggressive growth company, these are the mistakes that get made, and I think we’ve learned our lesson and we’re going to be better as a result going forward.

<Q – David Katz – Jefferies & Co., Inc.>: Okay.

<A – Brian Gamache – WMS Industries, Inc.>: We’re not going to stop swinging. We’re going to keep swinging for the fences, and we’re going to keep doing what we do best and that’s innovate.

<Q – David Katz – Jefferies & Co., Inc.>: I’d expect nothing less. Thanks.

<A – Brian Gamache – WMS Industries, Inc.>: Thanks.

Operator: Our next question comes from the line of Joel Simkins with Credit Suisse. Please go ahead.

<Q – Joel Simkins – Credit Suisse (United States)>: Yeah, hey good evening, guys. Couple of questions here, first one, you gave some color on the Portal apps in terms of the installed base. At this point, can you speak a little bit about some of the economics on these games and whether they’re generating some revenue for you at this point?

<A – Brian Gamache – WMS Industries, Inc.>: I would say that the revenue is de minimus at this point. As Orrin said, we’ve got about 700 games in 29 casinos, which is a doubling since the August call. We’re starting to get the handle on rolling these out. Our goal is to have 100 casinos networked by the end of June, and that’s going to be an aggressive schedule but that’s our internal goal here. And going forward, you’ll see some meaningful revenue beginning in fiscal ‘12 and beyond.

One of the most important things to realize is that in addition to the revenue it’s going to create, these create terrific enablers for us to sell more games. If these things are giving the operators, call it, 20% to 30% additional coin-in and win, that’s a significant reason to buy more WMS product, and that’s what we’ve been seeing thus far.

So the customers that have it installed so far are very complementary. Now when we get – we continue to get the new applications rolled out, it’s going to get very exciting for our customers and for our shareholders.

<Q – Joel Simkins – Credit Suisse (United States)>: One other follow-up, in terms of the installed base, I mean can you quantify who you think you might be losing that floor share to? And then secondly, obviously in the good times when every game you’re putting out was earning tremendously above house average, you probably – I think the gripe I heard from some customers that just the company got a little bit aggressive on some of the pricing and rev-share economics.

I mean, as you look to sort of reinvigorate that installed base, do you anticipate having to be a little bit more aggressive on pricing and discounting?

<A – Brian Gamache – WMS Industries, Inc.>: Pricing and discounting in the Gaming Ops businesses, it’s a daily thing we go through. It’s hand-to-hand combat out there. I think our competitors are producing better products, and it’s probably the most robust competition it’s been in the 12 years I’ve been here. But a lot of people would still like to have a $71 rate per day, David. I mean we’re still 50% above our nearest competitor.

So at the end of the day, Gaming Ops, I think, is a more challenging business today with all of our competitors operating on all cylinders. But there’s still room for people who can innovate and produce top-flight content. And I believe the themes we’ve talked about here are going to give us our mojo back.

And again, this is a very important focus of management right now is to get our momentum back in this business, because this is huge margins and it’s a huge opportunity for us to regain our growth.

<Q – Joel Simkins – Credit Suisse (United States)>: Thanks a lot, Brian.

Operator: [Operator Instructions]

<A – Brian Gamache – WMS Industries, Inc.>: We’ll take one more question, Operator.

Operator: Okay. Our next question is a follow-up question from Dennis Forst with KeyBanc. Please go ahead.

<Q – Dennis Forst – KeyCorp Investment Banking>: Yes, I wanted to get a clarification from Orrin. Orrin you made a comment that the second half for Game Ops was going to involve a better yield and an increase in the footprint. Were you talking sequentially from this kind of trough first and second quarter, or were you talking year-over-year the second half of...?

<A – Orrin Edidin – WMS Industries, Inc.>: Sequentially, second half over first half. These, as Brian mentioned, some of these jurisdictional approvals are phased so that they’re now coming in. That back log is being broken up, the products are getting on the floor. It can’t help but enhance our installed based and win-per-day, which we fully expect to see on a more material basis in the second half.

<Q – Dennis Forst – KeyCorp Investment Banking>: Okay any comment year-over-year in the second half?

<A – Scott Schweinfurth – WMS Industries, Inc.>: I don’t think we are giving guidance relative to that at this point.

<A – Brian Gamache – WMS Industries, Inc.>: I would just say we’d be disappointed if we didn’t show some progress. Okay, how’s that?

<Q – Dennis Forst – KeyCorp Investment Banking>: Some progress from the first half?

<A – Brian Gamache – WMS Industries, Inc.>: From year-over-year.

<Q – Dennis Forst – KeyCorp Investment Banking>: Oh, year-over-year. Okay, great, Brian. Thank you, I appreciate it.

<A – Brian Gamache – WMS Industries, Inc.>: Okay, Dennis.

<Q – Dennis Forst – KeyCorp Investment Banking>: Okay, good luck.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks for joining us today. We are encouraged by the success we’ve achieved to date from simplifying our product portfolio to address near-term revenue opportunities and with our reorganization and realignment to lower our cost structure. The new and expanded opportunities with eBet, Alberta and with Caesar’s Entertainment to be our launch partner for CLUE also demonstrate the ongoing global demand for our innovative products and game content, which lay the foundation to demonstrate, once again, the revenue and earnings growth potential of WMS. We look forward to updating you on our continuing progress on our next call in January. Thank you.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc.

Used with permission

MONOPOLY, BATTLESHIP and CLUE are trademarks of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s11) Judy Garland as Dorothy from THE WIZARD OF OZ. (s11)

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